EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in registration statements of ProxyMed, Inc. and subsidiaries on Forms S-3 (File Nos. 333-58311, 333-11179, 333-34645, 33-95454, 333-77793, 333-88671, 333-95883 and 333-36982) and Forms
S-8 (File Nos. 333-04717, 333-50391 and 333-92905) of our report dated February 9, 2001, on our audits of the consolidated financial statements and financial statement schedule of ProxyMed, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the three years ended December 31, 2000 which report is included in this annual report on Form 10-K.



PricewaterhouseCoopers LLP

Miami, Florida
March 23, 2001